ROSE, SNYDER & JACOBS

A CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS

15821 VENTURA BOULEVARD

SUITE 490

ENCINO, CALIFORNIA 91436

PHONE: (818) 461-0600

FAX: (818) 461-0610

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Cord Blood, America, Inc., and Subsidiaries on Form S-8 of our report, dated March 7, 2006, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in Form SB-2 as amended, of Cord Blood America, Inc., and Subsidiaries for the year ended December 31,2005, filed under the Securities Act of 1933.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs A Corporation of Certified Public Accountants

Encino, California

March 12, 2007